     As filed with the Securities and Exchange Commission on April 8, 1997
                                                   REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------


                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               -----------------


                                TURBOCHEF, INC.
             (Exact Name of Registrant as Specified in its Charter)

         DELAWARE                                           48-1100390
(State or other jurisdiction of incorporation)         (I.R.S. employer
                                                     identification number)

                         10500 METRIC DRIVE, SUITE 128
                              DALLAS, TEXAS 75243
                                (214) 341-9471
   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                              ------------------

                                PHILIP R. MCKEE
                                TURBOCHEF, INC.
                         10500 METRIC DRIVE, SUITE 128
                              DALLAS, TEXAS 75243
                                 (214) 341-9471
  (Address, including zip code, and telephone number, including area code, of agent for service)
                              ------------------



                                   Copies to:

                          WILLIAM W. MEIER, III, ESQ.
                     HENRY, MEIER, JONES & JOHNSON, L.L.P.
                        1700 PACIFIC AVENUE, SUITE 2700
                              DALLAS, TEXAS 75201
                           TELEPHONE: (214) 954-9700
                           FACSIMILE: (214) 954-9701

                              ------------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the Registration Statement becomes effective.


  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_] ______________.

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: [_] _________________.

  If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                        CALCULATION OF REGISTRATION FEE
================================================================================

                                                           PROPOSED                 PROPOSED
                                                           MAXIMUM                  MAXIMUM                  AMOUNT OF
     TITLE OF SHARES                 AMOUNT TO           OFFERING PRICE             AGGREGATE               REGISTRATION
     TO BE REGISTERED              BE REGISTERED         PER SHARE/(1)/         OFFERING PRICE/(1)/            FEE
------------------------------------------------------------------------------------------------------------------------------------

Common Stock,
par value $.01 per share..               602,500            $14.875                 $8,962,188                $3,090
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

(1) Estimated pursuant to Rule 457(c) solely for the purposes of calculating the registration fee based on the average of the high and low sale prices of the Common Stock on April 2, 1997.

____________________________

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                  SUBJECT TO COMPLETION, DATED APRIL 8, 1997

PROSPECTUS

                                 602,500 SHARES

                                TURBOCHEF, INC.

                                  COMMON STOCK


   This Prospectus relates to the offer and sale of an aggregate of 602,500 shares (the "Shares") of the common stock, par value $.01 per share (the "Common Stock") of TurboChef, Inc. (the "Company"), of which 340,000 shares will be offered for the account of Whale Securities Co., L.P. ("Whale") and certain of Whale's current and former employees and equity holders and of which 262,500 shares will be offered for the account of Acadia International Limited ("Acadia") (collectively, the "Selling Stockholders"). The Common Stock will be acquired by the Selling Stockholders upon the exercise of (i) certain underwriter's warrants (the "Warrants") which were issued to Whale and its designees by the Company in connection with the Company's initial public offering in April 1994 and a secondary public offering of Common Stock in June 1996 and, (ii) certain options (the "Options") which were granted to Acadia in connection with converting a loan to the Company into equity in the Company.
The Selling Stockholders may from time to time sell all or a portion of the Common Stock which may be offered by them hereby in routine brokerage transactions in the over-the-counter market, at prices and terms prevailing at the time of sale. The Selling Stockholders may also make private sales directly or through brokers. The Selling Stockholders may pay customary brokerage fees, commissions and expenses. The Company will pay all other expenses of the offering. The Selling Stockholders and the brokers executing selling orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such brokers may be deemed underwriting commissions under the Act. See "Selling Stockholders and Plan of Distribution".

   The Company will not receive any proceeds from the sale of the Common Stock offered by the Selling Stockholders hereby.

   The Common Stock is traded in the over-the-counter market and is quoted on the Nasdaq SmallCap Market ("NASDAQ") under the symbol "TRBO." On April 2, 1997, the last sales price for the Common Stock as reported by NASDAQ was $14.875 per share.

                               __________________

   SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK.
                               __________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


              The date of this Prospectus is ________ ___, 1997.

                                  THE COMPANY

     TurboChef, Inc. (the "Company") is a foodservice technology company engaged in designing, developing and marketing high-speed commercial cooking systems and in applying its proprietary technologies to other foodservice products, processes and concepts for customers seeking a competitive advantage in the foodservice market. These cooking systems incorporate specially designed proprietary heat transfer hardware with a computerized programmable operating system, which controls the cooking process, and is capable of accepting software updates from a remote site via computer modem. Now that the Company's products and technologies have been validated (through utilization and extensive testing by both the Company and a variety of foodservice operators) and its research and development capabilities have been proven, the Company intends to build upon its technology base to expand its product offerings, while aggressively pursuing joint venture, strategic alliance and/or licensing or other arrangements with companies already engaged in the mass marketing and/or manufacture of foodservice equipment and products in order to expand its market penetration.

     The Company's cooking systems, which are marketed under the name TurboChef, employ the Company's proprietary cooking technologies to quickly, efficiently and evenly transfer, disperse and control the heat used in the cooking process and the Company's proprietary computerized control platform to monitor that process and automatically adjust cook settings during the cooking cycle. These technologies provide foodservice operators the flexibility to "cook-to-order" a variety of food items at speeds which the Company believes are faster than those permitted by conventional commercial ovens and grills, microwave ovens, and other currently available high-speed ovens. Among the various types of foods which can be cooked in a TurboChef cooking system are an 8-ounce salmon filet in less than 80 seconds, a 16-inch deluxe par-baked pizza in 90 seconds or less, a "bone-in" quarter chicken in 2 minutes or less, and an 18-ounce beef tenderloin in approximately 3 minutes. In addition, because of the TurboChef cooking system's moisture retention, browning and crisping capabilities, the Company believes that the characteristics of most food items cooked in a TurboChef cooking system (including their flavor, texture and appearance) are not only superior in quality to those achieved using other high-speed ovens, or microwave ovens, but are also equal in quality, or, in the case of many food items (such as rack of lamb, beef Wellington and most fish and seafood items) superior in quality, to those achieved using conventional ovens and grills.

     As a result of the foregoing, the Company believes that by using the TurboChef cooking system, traditional full-service restaurants can offer the convenience and speed of foodservice typically associated with fast food restaurants (without sacrificing the "restaurant quality" of the food served) and fast food restaurants can offer more varied menus and a food quality more typically associated with full-service restaurants (without compromising their "quick service" speeds). In addition, the Company's technologies provide both full service and fast-food restaurant operators with the means of "upgrading" their menu offerings, both in terms of food items offered and in terms of cooked food quality and consistency and of enhancing their profitability, by reducing certain costs associated with the cooking process. The current commercially produced TurboChef cooking system model contains a cooking cavity capable of holding a food product measuring up to 16 inches in diameter and 4 inches in height and can be purchased for approximately $11,000, after considering volume discounts.

     The Company has also developed a series of operations enhancement software systems, each of which incorporates, and augments the benefits to be derived from, the use of the TurboChef cooking system. These proprietary systems include the TurboChef TurboComm(TM) system, a centralized cook setting system, which can reprogram TurboChef cooking systems installed in various restaurant locations from a single central site, thereby enabling foodservice operators to easily modify their cook settings, and thus their menu selections, on a system-wide basis; the TurboStage system, a food preparation management system, which can be incorporated into a restaurant's existing electronic order processing system, sort the items to be cooked by required cook times, and indicate, on a real-time basis, when such food items are to be inserted into the TurboChef cooking system; and the TurboTouch system, a cooking system operations management system, which ties the restaurant's point-of-sale cash register directly to the TurboChef cooking system so that exact cooking settings may be automatically programmed into the cooking system when the food order is placed.

     The Company's largest customer is Whitbread PLC ("Whitbread"), which operates over 6,500 pub, convenience, restaurant, hotel and leisure locations across the United Kingdom, including the Beefeater, Pizza Hut, TGI Friday's, Marriott and Brewers Fayre brands, with annual revenues in excess of $4 billion. Whitbread, has been working closely with the Company for approximately three years adapting and applying TurboChef's foodservice technologies and concepts to Whitbread's particular proposed applications. Whitbread has purchased approximately 340 TurboChef cooking systems, which have been installed in all of their 300 unit Beefeater chain of casual dining restaurants, as well as in several of their other restaurants and resorts. In addition, they are testing an entirely new foodservice concept based upon TurboChef technologies. The Company announced in February 1997 that it has consummated another Purchase Contract with Whitbread. This contract represents Whitbread's third commitment to purchase TurboChef cooking systems, further advancing the relationship between the two companies. This new contract will launch the next phase of expanded use of TurboChef systems in various other Whitbread concepts. All of the cooking systems provided to Whitbread under this new contract will be adapted to accommodate Turbochef TurboComm(TM), TurboChef's communications technology which enables, among other things, cook settings for an entire new menu to be downloaded overnight to every TurboChef cooking system within a restaurant chain. The Whitbread contract also grants the option for Whitbread to purchase either the Company's current model D-2 cooking system or its new "CUB" model. The CUB is an advanced design cooking system which utilizes the same TurboChef proprietary technologies, with the same cooking speed and quality characteristics as the D-2, but requires approximately 30% less counter space. The CUB also incorporates design enhancements which will reduce certain system operating costs. The Company developed the smaller CUB model as an alternative product choice to accommodate those concepts where kitchen space is more limited.

     In December 1995, the Company was selected by Choice Hotels
International ("Choice Hotels"), an international hotel operator of over 3,500 hotels in 40 countries, as the sole commercial cooking system supplier for its modular Choice Picks branded food court service system, which is being offered (as an alternative to full-service restaurants) to operators of Choice Hotel's Clarion, Quality, Comfort, Friendship, Sleep, Econolodge and Rodeway hotels around the world. As the only commercial cooking system to be used in the Choice Picks food courts, the TurboChef cooking system has been approved to cook multiple food brands, including Nathan's Famous(R) and Pizzeria Uno(R).

     The Company is also developing a unique application of its cooking system specifically for convenience store use. This convenience store cooking system will be designed to cook "on demand" popular fast foods such as breakfast sandwiches in 20 seconds, hamburgers in 30 seconds and pizza in 40 seconds. As a result, one TurboChef cooking system will enable a wide variety of competitive fast food offerings from inside a convenience store.

     The Company was incorporated in Kansas on April 3, 1991 and was reincorporated in Delaware on August 17, 1993. Unless otherwise noted, references to the Company relate to TurboChef, Inc., a Delaware corporation, and its predecessor. The Company's principal executive offices are located at 10500 Metric Drive, Suite 128, Dallas, Texas 75243 and its telephone number is
(214)341-9471.

                              RECENT DEVELOPMENTS

     In June 1996, the Company announced the successful completion of a prototype residential cooking system. By incorporating its proprietary technologies and controls into a standard 28 inch residential oven enclosure, the Company has created a residential cooking system prototype which uses a "downsized" version of the same basic cooking technologies currently utilized by the TurboChef commercial cooking systems. The Company is currently in discussion with several world-wide appliance manufacturers to license its technologies with respect to this product. The initial target market for the residential cooking system will be the world-wide residential oven market (including the upper end of the 4 million cooking ranges sold annually in the United States).

     Also in June 1996, the Company expanded its Board of Directors from three to four members with the appointment of Joseph F. Fogliano. Mr. Fogliano is an experienced manufacturing executive with a long career at the General Electric Company, Thomson Consumer Electronics and Maytag Corporation. Most recently Mr. Fogliano served as President of Thomson Consumer Electronics and subsequently President of Maytag's North American Appliance Group, where he was responsible for the Maytag, Jenn-Aire, Magic Chef and Admiral brands of appliances. Mr. Fogliano has been appointed the chairman of TurboChef's Residential Cooking System Committee.

     The Company recently added two new contract manufacturers to build its cooking systems--Sylvester's Inc., based in Louisville, Mississippi, and Techniform, Inc., based in Waterford, Ireland. In addition, the Company's relationship with its previous contract manufacturer, Manufacturers Services Corp., Inc. ("MSC"), was terminated. These decisions were made as a result of the Company's need to increase production capacity in the U.S. and Europe, and MSC's announcement that it had reached an agreement to sell the company to its largest customer. The Company's management believed that a further shift in MSC's emphasis to their largest customer's product lines would reduce MSC's ability to satisfy the Company's manufacturing requirements. The Company believes that the additions of Sylvester's and Techniform enhance TurboChef's production capacity and technological support. In addition, Techniform's Ireland location provides the Company with critical strategic and geographic positioning within the European Community.

     In December 1996, the Company received an initial purchase order from The Southland Corporation for TurboChef cooking systems to be tested in their 7-Eleven stores. The Southland purchase order calls for system deliveries in three phases. Phases I and II require the delivery of a sufficient number of cooking systems to develop and refine Southland's food and packaging requirements. Phase III calls for the delivery of a sufficient number of cooking systems to expand the test to a greater number of locations to determine the profitability of Southland's program application. This purchase order does not grant Southland exclusive buying rights, accordingly, TurboChef will be able to market this new application of its cooking technologies throughout the convenience store industry.

     In January 1997, Steven R. Leipsner joined the Company as Vice
President and Chief Operating Officer. In his new position, Mr. Leipsner is responsible for directing all of TurboChef's United States sales and marketing initiatives, branding partnerships and food product development throughout the foodservice industry including restaurants, convenience stores, grocery stores, hotel/motel chains and non-traditional locations. Mr. Leipsner has over 30 years of restaurant industry experience, with the majority spent in executive management positions. His previous positions include Executive Vice President within Marriott Corporation's restaurant divisions; President and Chief Executive Officer and Chairman of the Board of Service America Corporation, a $1.2 billion food service management contractor and Chairman of the Board, President and Chief Executive Officer of S&A Restaurant Corp., owner of the 150 unit Steak & Ale Restaurant chain and the 220 Bennigan's Restaurants. Most recently, Mr. Leipsner served as President and CEO of KRI, a franchisee of The Italian Oven concept located in Texas.

     In February 1997, the Company announced that it had consummated a third Purchase Contract with Whitbread, further developing the relationship between these two companies. In connection with this new Purchase Contract, Whitbread intends to launch the next phase of its utilization of TurboChef cooking systems by introducing such systems into other Whitbread restaurant concepts. All of the cooking systems provided to Whitbread under this contract will be adapted to accommodate TurboChef TurboComm(TM), which will enable Whitbread to electronically download cook settings for an entirely new menu to every TurboChef cooking system within a restaurant chain overnight.

                                 RISK FACTORS

     The securities offered hereby are speculative and involve a high degree of risk, including, but not necessarily limited to, the risk factors described below. Each prospective investor should carefully consider the following risk factors inherent in and affecting the business of the Company and this offering before making an investment decision.

        LIMITED OPERATING HISTORY AND REVENUES; SUBSTANTIAL OPERATING LOSSES; ACCUMULATED DEFICIT. Although the Company was organized in April 1991, it was not until March 1994 that it began the initial commercial roll-out of the Model D-1 TurboChef cooking system, its first commercial product, and not until June 1995 that it entered into the first Whitbread contract, its first major contract, and commenced shipment of its Model D-2 TurboChef cooking system. Prior to such time, the Company was engaged primarily in research and development, limited production operations and test marketing of prototype cooking systems. Consequently, the Company has had a limited operating history upon which an evaluation of the Company's prospects and performance can be made. The Company's prospects must be considered in light of the risks, expenses, difficulties and delays frequently encountered in connection with the early-phase operations of a new business, the development and commercialization of new products based on innovative technologies and the high level of competition in the industry in which the Company operates. To date, the Company has generated limited revenues and incurred substantial losses in each year of its operations (including net losses of $2,941,413, $1,585,268 and $3,181,519 for the years ended December 31, 1996, 1995 and 1994, respectively) resulting in an accumulated deficit of $12,614,605 as of December 31, 1996. Moreover, in 1996, approximately 75% of the Company's revenues were generated by a single customer, Whitbread. The subsequent loss of this customer, in the absence of significant additional customers or contracts, would have a material adverse effect on the Company's financial condition and results of operations. The Company anticipates that it will continue to incur significant operating expenses, including in connection with the Company's ongoing development activities relating to new product applications for its proprietary foodservice technologies, the training and set-up of additional third-party manufacturing sources for the production of the Company's cooking systems and the continued implementation of the Company's marketing plans. The Company's future profitability will depend upon, among other things, corresponding increases in revenues from operations to offset these expenditures. There can be no assurance that the Company will be able to successfully implement the next phase of its business strategy, that its rate of revenue growth will continue in the future or that it will ever be able to achieve profitable operations.

        SIGNIFICANT CAPITAL REQUIREMENTS; POSSIBLE NEED FOR ADDITIONAL FINANCING. The Company's capital requirements in connection with its product and technology development and marketing efforts have been and will continue to be significant. In addition, capital is required to operate and expand the Company's operations. Since its inception, the Company has been substantially dependent on loans and capital contributions from its principal stockholders (including capital contributions and borrowings in the aggregate amounts of $1,585,000 and $285,000 during the year ended December 31, 1995 and the three months ended March 31, 1996, respectively, from Jeffrey B. Bogatin, the Chairman of the Company's Board of Directors, and Philip R. McKee, the Company's President and Chief Executive Officer, as well as private placements of the Company' securities, the April 1994 IPO and a secondary offering of Common Stock in June 1996 (the "June 1996 Offering"), to fund its activities. The Company is dependent on other financing to expand its operations, including to continue its product development activities and marketing efforts and to set-up additional third-party production operations for the manufacture of the Company's cooking systems. The Company anticipates, based on its currently proposed plans and assumptions relating to its operations (including assumptions regarding its ability to reduce cooking system production costs and the progress of its research and development efforts) that its current cash and cash equivalent balances and anticipated revenues from operations will be sufficient to fund the Company's operations and satisfy its contemplated capital requirements for at least 15-18 months following the date of this Prospectus. In the event that the Company's plans change, or its assumptions change or prove to be incorrect, or if the cash balances and anticipated revenues otherwise prove to be insufficient, the Company could be required to seek additional financing prior to the end of such period. In March 1996, Messrs. Bogatin and McKee made a commitment to provide certain financial support (if and as required) to enable the Company to meet its obligations through June 1997. This commitment was made prior to the June 1996 Offering, when the Company had minimal cash reserves and the timing and likelihood of success of such offering could not be guaranteed. The Company has no other current arrangements with respect to, or sources of, additional financing. There can be no assurance that additional financing will be available to the Company, if and when needed, on commercially reasonable terms, or at all. Any inability to obtain additional financing when needed could have a material adverse effect on the Company, including possibly requiring the Company to significantly curtail its operations. In addition, to the extent that any future financings involve the sale of the Company's equity securities, the Common Stock holdings of the Company's then existing stockholders could be substantially diluted.

        EMERGING INDUSTRY SEGMENT; UNCERTAINTY OF MARKET ACCEPTANCE;
LIMITED MARKETING CAPABILITIES; POTENTIAL DEPENDENCE UPON THIRD-PARTY MARKETING ARRANGEMENTS. The high-speed, high-tech commercial oven segment of the foodservice equipment industry is an emerging market, characterized by an increasing number of market entrants. As is typical with new products based on innovative technologies, demand for and market acceptance of the TurboChef cooking systems and other foodservice products developed by the Company using its innovative technological platform are subject to a high level of uncertainty.

     To date, the Company has generated limited revenues from the sale of its products, entered into only three major contracts for future sales of its products and achieved market acceptance for its products from only a limited number of customers. Achieving increased market acceptance for its products and technological concepts will require substantial marketing efforts and the expenditure of significant funds to increase the foodservice industry's familiarity with the Company and to educate potential customers as to the distinctive characteristics and perceived benefits of the TurboChef cooking systems and the Company's technologies. There can be no assurance that the Company will have available the funds necessary to achieve such acceptance. The Company has conducted only limited marketing activities to date, and currently has limited financial, personnel and other resources to undertake extensive additional marketing and advertising activities. Moreover, the Company's future performance will be subject to a number of business factors, including those beyond the Company's control, such as economic downturns and evolving industry needs and preferences. Consequently, there can be no assurance that the Company's foodservice technologies and products will ever achieve widespread market acceptance, or that the Company's marketing efforts and expenditures will result in significant levels of revenues. In addition, although the Company expects to continue to market directly to certain international and national full-service and fast food restaurant chains and to expand its in-house marketing capability, the Company intends to aggressively pursue the expansion of its market penetration by seeking to establish joint ventures, strategic alliances, and/or licensing or other arrangements with companies already engaged in the mass marketing and/or manufacture of foodservice equipment and products and to utilize certain independent distributors to assist the Company in the marketing of its products to independent restaurants, cafeterias, public and private institutions and non-traditional food service operators. While the Company believes that any licensees and/or independent distributors with which it enters into such arrangements will have an economic motivation to commercialize the Company's products, the time and resources devoted to these activities generally will be contributed and controlled by such entities and not by the Company. A decline in the financial prospects of particular licensees or distributors or of any of their customers could have an adverse effect on the Company. Moreover, joint venture or similar arrangements may require financial or other commitments by the Company. There can be no assurance that the Company will be able, for financial or other reasons, to finalize any third-party marketing or distribution arrangements or that such arrangements, if finalized, will result in the successful commercialization of any of the Company's products.

        LENGTHY SALES CYCLE; POSSIBLE FLUCTUATIONS IN OPERATING
RESULTS. The Company's sales cycle, which generally commences at the time a prospective customer demonstrates an interest in purchasing a TurboChef cooking system and ends upon the execution of a purchase order with that customer, will vary by customer and could extend for periods of nine months or more, depending upon the time required by the customer to test and evaluate the TurboChef cooking system. In addition, multi-cooking system sales to restaurant chains generally take even longer as the Company's products and technologies represent an entirely new method for the preparation and serving of food and often require a restructuring of a customer's entire operational strategy. For instance, the Company's first contract with Whitbread, its principal customer, was not finalized until after more than a year of continuous testing, negotiating and organizational planning had been completed. Moreover, as a result of the Company's lengthy sales cycle, the sales process for the Company's products also generally requires substantial time commitments, effort and expense, and there can be no assurance that the Company, after expending such resources, will obtain a significant contract or order from such efforts. In addition, the Company's manufacturing cycle, which is the period from the execution of a purchase order until actual shipment of the product to the customer, generally ranges from two to six weeks for small volume cooking system sales and up to one or two months longer for initial shipments to commence under large multi-cooking system purchase contracts. Accordingly, the Company's operating results may vary significantly from quarter to quarter or year to year due to the fluctuating lengths of its sales cycle and manufacturing cycle, as well as from fluctuations in the purchasing patterns of potential customers, the timing of introduction of new products and product enhancements by the Company and its competitors, technological factors, variations in sales by distribution channels, and generally non-recurring product sales. Consequently, revenues as well as profits (if any) or losses may vary significantly from quarter to quarter or year to year, and revenue or profits (if any) in any period will not necessarily be indicative of results in subsequent periods.

        DEPENDENCE ON THIRD-PARTY SUPPLIERS AND MANUFACTURERS.  Until
October 1996, the Company had relied almost exclusively upon MSC, a contract foodservice equipment manufacturer, for the manufacture of the Company's cooking system. However in October, 1996, TurboChef terminated its relationship with MSC and entered into agreements with two new contract manufacturers to build its cooking systems. Sylvester's Inc, based in Louisville, Mississippi, and Techniform, Inc., based in Waterford, Ireland, (the "Manufacturers"). The Manufacturers have the current combined capacity to produce approximately 50 cooking systems per month, which is sufficient to meet the Company's delivery requirements under the Whitbread and Southland contracts. The Company has not, however, entered into a long-term contract with the Manufacturers, intending instead to continue its practice of placing cooking system manufacturing orders with the Manufacturers from time to time, in the ordinary course of business, as its needs require. While the Company believes that the Manufacturers' combined production quantities can, and will, be increased to as high as 250 cooking systems per month, there can be no assurance of such production increase or that any increased production would be sufficient. Moreover, while the Company believes that alternative manufacturing sources are available, any new contract manufacturing arrangements will require a substantial amount of the Company's time and effort to set up and prepare the new manufacturers' operations, and train their personnel, for the production of the Company's cooking systems. Consequently, any inability of the Manufacturers to meet the Company's current production requirements, in the absence of immediately available alternative sources of supply, or any inability of the Company, as its needs expand, to enter into, and timely develop, additional oven manufacturing sources, could have a material adverse effect on the Company's operations. Additionally, the Company has been and will continue to be dependent on third parties for the supply and manufacture of all of its component and electronic parts, including both standard components and specially-designed component parts, such as the printed circuit computer boards and wiring harnesses used in the TurboChef cooking systems. The Company generally does not maintain supply agreements with such third parties but instead purchases components and electronic parts pursuant to purchase orders in the ordinary course of business. The Company is substantially dependent on the ability of its manufacturers and suppliers to, among other things, meet the Company's design, performance and quality specifications. Failure by the Company's manufacturers and suppliers to comply with these and other requirements could have a material adverse effect on the Company. Furthermore, there can be no assurance that the Company's manufacturers and suppliers will continue to dedicate sufficient production capacity to meet the Company's scheduled delivery requirements or that the Company's suppliers or manufacturers will have sufficient production capacity to satisfy the Company's requirements during any period of sustained demand. Their failure to supply, or delay in supplying, the Company with cooking systems or components could adversely affect the Company's profit margin and the Company's ability to meet its own delivery schedules on a timely and competitive basis. In addition, although the Company owns the designs and dies for its specially-designed components and believes that alternative sources of supply are available, the Company currently purchases all of its specially-designed components from a limited number of suppliers. Failure by such suppliers to continue to supply the Company with these components, on commercially reasonable terms or at all, in the absence of readily available alternative sources, would have a material adverse effect on the Company.

        DEPENDENCE ON A SIGNIFICANT CUSTOMER. For the years ended December 31, 1996 and 1995, approximately 75% and 69%, respectively, of the Company's revenues were derived from sales to Whitbread. The subsequent loss of this customer, in the absence of significant additional customers or contracts, or the early termination, for any reason, of the existing Whitbread contract would have a material adverse effect on the Company's financial condition and results of operations.

        UNCERTAINTY OF NEW PRODUCT DEVELOPMENT. The Company is currently devoting considerable efforts to complete the development of new and expanded commercial applications of its foodservice technologies.Such development remains subject to all of the risks associated with the development of new products based on innovative technologies, including unanticipated technical or other problems and the possible insufficiency of the funds allocated therefor, which could result in a substantial change in the design, delay in the development, or abandonment of such development efforts. Consequently, there can be no assurance that any new applications or products will be successfully developed or that, if developed, they will meet current price or performance objectives, be developed on a timely basis or prove to be as effective as products based on other technologies. The inability to successfully complete development of a product or application or a determination by the Company, for financial, technical or other reasons, not to complete development of any product or application, particularly in instances in which the Company has made significant capital expenditures, could have a material adverse effect on the Company.

        RISKS ASSOCIATED WITH FUTURE GROWTH AND POSSIBLE ACQUISITIONS.
The Company is currently implementing the next phase of its business strategy in an effort to expand its current level of operations and grow the Company's business. Such expansion strategy is placing significant pressures on the Company's management, operational and technical resources. The success of such strategy will thus depend upon, among other things, the Company's ability to hire and retain additional skilled management, marketing, technical and other personnel; secure additional and adequate sources of supply and production on a timely basis and on commercially reasonable terms; and successfully manage its growth (which will also require it to develop and improve upon its operational, management and financial systems and controls, in order to properly monitor its expanded operations, control its costs and maintain effective quality controls). The Company's prospects and future growth will also be largely dependent upon the ability of its products and technologies to achieve significant penetration in targeted commercial markets and the ability of the Company to develop and commercialize additional applications of its proprietary foodservice technologies. There can be no assurance that the Company will be able to expand its operations, or, if it is able to expand its operations, that it will be able to effectively manage such expansion or anticipate and satisfy all of the changing demands and requirements that growth will impose upon its operations. In addition, although as of the date of this Prospectus, the Company has no agreements, understandings or commitments, and is not engaged in any definitive negotiations, relating thereto, the Company could also seek to expand its operations by entering into strategic alliances with third-parties relating to the exploitation of the Company's technologies and/or by acquiring other companies and businesses. Under Delaware law, various forms of business combinations can be effected without stockholder approval and, accordingly, investors in this offering will, in all likelihood, neither receive nor otherwise have the opportunity to evaluate any financial or other information which may be made available to the Company in connection with any potential joint venture arrangement or business acquisition and will be dependent upon the Company's management to select, structure and consummate any such arrangements and/or acquisitions in a manner consistent with the Company's business objectives. Although the Company will endeavor to evaluate the risks inherent in a particular joint venture arrangement or acquisition, there can be no assurance that the Company will properly ascertain or assess all significant and pertinent risk factors prior to its consummation of such a transaction. Moreover, to the extent the Company does effect a joint venture or acquisition, there can be no assurance that the Company will be able to successfully integrate into its operations any business which it may form or acquire. Any inability to do so, particularly in instances in which the Company has made significant capital investments, could have a material adverse effect on the Company.

        INDUSTRY COMPETITION; TECHNOLOGICAL OBSOLESCENCE. The cooking and warming segment of the foodservice equipment market is characterized by intense competition. The Company competes with numerous well-established manufacturers and suppliers of commercial ovens, grills and fryers (including those which cook through the use of conduction, convection, induction, air impingement, infrared, and/or microwave heating methods). In addition, the Company is aware of others who are developing, and in some cases have introduced, new ovens based on high-speed heating methods and technologies. Although the Company is not aware of any competitive products, either being marketed or under development, which it believes are functionally equivalent to the TurboChef cooking systems (i.e. that can produce the variety of food items, cooked to the same high quality standards, at the same speeds), there can be no assurance that other companies with the financial resources and expertise that would encourage them to attempt to develop competitive products, do not have or are not currently developing functionally equivalent products, or that functionally equivalent products will not become available in the near future. Most of the Company's competitors possess substantially greater financial, marketing, personnel and other resources than the Company and have established reputations relating to product design, development, manufacture, marketing and service of cooking equipment. In addition, the market for the Company's products and technologies is characterized by changing technology and evolving industry standards. Accordingly, the Company's ability to compete successfully will depend, in large part, on its ability to continually enhance and improve its existing products, complete development and introduce to the marketplace in a timely manner its proposed products, successfully develop and market new products, and continue to improve operating efficiencies and lower manufacturing costs. There can be no assurance that the Company will be able to compete successfully, that competitors will not develop technologies or products that render the Company's products obsolete or less marketable or that the Company will be able to successfully enhance or adapt its products, develop new products or lower its costs.

        POTENTIAL PRODUCTS LIABILITY; SUPPORT AND MAINTENANCE REQUIREMENTS; WARRANTY EXPENSE. The Company is engaged in a business which could expose it to possible liability claims from others, including from foodservice operators and their staffs, as well as from consumers, for personal injury or property damage due to alleged design or manufacturing defects in the Company's products or otherwise. The Company maintains a general liability insurance policy (which includes products liability coverage) that is subject to a $1,000,000 per occurrence limit with a $2,000,000 aggregate limit and a $3,000,000 umbrella liability insurance policy to cover claims in excess of the limits of its liability insurance. In addition, the Company believes that its third party manufacturers currently maintain similar levels of liability insurance. There can be no assurance, however, that either the Company's insurance or that of any third-party manufacturer will be sufficient to cover potential claims or that an adequate level of coverage will be available in the future at reasonable cost. A partially insured or a completely uninsured successful claim against the Company could have a material adverse effect on the Company. In addition, if the Company is successful in its efforts to obtain significant additional orders for TurboChef cooking systems, the Company may be required to install and service, on a timely basis, large numbers of TurboChef cooking systems at its customers' locations. Although the Company intends to establish an expanded parts and service network for its customers and their TurboChef cooking systems, there can be no assurance that the Company will be able to provide such services, when required, on acceptable terms or conditions, or at all. Furthermore, the Company generally warrants its products to be free from defects in workmanship and materials for one year. There can be no assurance that future warranty expenses will not have an adverse effect on the Company.

        PATENTS AND PROPRIETARY RIGHTS. The Company holds three United States patents which cover certain fundamental aspects of the Company's high-speed cooking technologies and has pending patent applications or patents corresponding to one or more of these United States patents filed in 7 countries (including the 16 or 17 countries of the European Patent Convention as a single country). The Company has also applied for one United States patent relating to the Company's "par-baked" pizza dough setting technology, which application has been allowed. The Company also holds a United States trademark registration for the TurboChef(R) name and a servicemark registration for its slogan "Changing the Way Good Food is Served(R)". There can be no assurance as to the breadth or degree of protection which existing or future patents, if any, may afford the Company, that any patent applications will result in issued patents, that the Company's patents, pending patents, or registered marks will be upheld if challenged or that competitors will not develop similar or superior methods or products outside the protection of any patents issued to the Company. Although the Company believes that none of its patents, technologies, products or registered marks infringe upon the patents, marks, or violate the proprietary rights, of others, it is possible that its existing patent, trademark or servicemark rights may not be valid or that infringement of existing or future patents, marks or proprietary rights may occur. In the event the Company's products are deemed to infringe upon the patents, or proprietary rights of others, the Company could be required to modify the design of its products, change the name of its products or obtain a license for the use of certain technologies incorporated in its products. There can be no assurance that the Company would be able to do any of the foregoing in a timely manner, upon acceptable terms and conditions, or at all, and the failure to do so could have a material adverse effect upon the Company. In addition, there can be no assurance that the Company will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action, and, if the Company's products are deemed to infringe upon the patents, marks or proprietary rights of others, the Company could, under certain circumstances, become liable for damages, which could also have a material adverse effect on the Company.

     In addition to patent protection, the Company also relies on trade secrets and proprietary know-how, and typically enters into confidentiality and non-competition agreements with its employees and appropriate suppliers and manufacturers, to protect the concepts, ideas and documentation relating to its proprietary technologies. However, as with its patents, such methods may not afford the Company complete protection. There can be no assurance that others will not obtain access to the Company's trade secrets and know-how or independently develop products or technologies similar to those of the Company.

        REGULATION AND ACCREDITATION. The Company is subject to regulations administered by various federal, state and local authorities (including those limiting radiated emissions from oven products) which impose significant compliance burdens on the Company. Failure to comply with these regulatory requirements may subject the Company to civil and criminal sanctions and penalties. While the Company believes that it, as well as the Model D-2 TurboChef cooking system, are in compliance in all material respects with all laws and regulations applicable to the Company and such products, including those administered by the United States Food and Drug Administration (the "FDA"), the Federal Communications Commission (the "FCC") and the European Community Council, there can be no assurance of such compliance. Moreover, new legislation and regulations, as well as revisions to existing laws and regulations (at the federal, state and/or local levels, in the United States and/or in foreign markets), affecting the foodservice equipment industry may be proposed in the future. Such proposals could affect the Company's operations, result in material capital expenditures, affect the marketability of the Company's existing products and technologies and/or limit opportunities for the Company with respect to modifications of its existing products or with respect to its new or proposed products or technologies. In addition, expansion of the Company's operations into additional foreign markets may require the Company to comply with additional regulatory requirements. There can be no assurance that the Company will be able to comply with additional applicable laws and regulations without excessive cost or business interruption, and failure to comply could have a material adverse effect on the Company.

     The Company has received certification from Underwriters Laboratories, Inc. ("UL(R)") as to compliance of the Company's Model D-2 TurboChef cooking system with applicable UL(R) requirements relating to product safety accreditation standards and, the applicable requirements of the National Sanitation Federation ("NSF") relating to cleanability and sanitation accreditation standards. Such certifications, which require periodic renewal, only represent compliance with established standards and are not legally required. However, failure by the Company to comply with these accreditation standards in the future could have a material adverse effect on the Company's marketing efforts. In addition, the Company has met the requirements necessary to apply the "CE" mark (which indicates compliance with the European Community Council directive relating to electromagnetic compatibility and low voltage) to its Model D-2 TurboChef cooking systems. As an equipment manufacturer, the Company is allowed to "self-certify" compliance with this directive and have a third party attest to the results. The Company is required by law to meet this European Community Council directive in order to apply the "CE" mark and thereby sell its cooking systems in the European Union. Any failure to meet the requirements of an applicable directive could not only prevent the Company's sale of its products in the European Union, but if it were found to be out of compliance with a directive, in connection with products sold after the establishment of that directive, severe penalties to the Company could ensue.

        RISKS RELATING TO FOREIGN SALES. For the years ended December 31, 1996 and 1995, sales of the Company's products into foreign markets accounted for approximately 84% and 70%, respectively, of the Company's revenues. Based on its requirements under the new Whitbread contract, the Company anticipates that the majority of its revenues will continue to be derived from sales of its products in foreign markets for at least the near future. A substantial portion of the Company's revenues will thus continue to be subject to the risks associated with foreign sales, including economic or political instability, shipping delays, fluctuations in foreign currency exchange rates and various trade restrictions, as well as to the burdens of complying with a wide variety of foreign laws and regulatory requirements, all of which could have a significant impact on the Company's ability to deliver products on a competitive and timely basis. Future imposition of, or significant increases in, the level of customs duties, export quotas or trade restrictions could also have an adverse effect on the Company.

        CONTROL BY CURRENT MANAGEMENT. Jeffrey B. Bogatin, the Company's Chairman of the Board, and Philip R. McKee, the Company's President and Chief Executive Officer, beneficially own an aggregate of approximately 55.7% of the Company's outstanding Common Stock. As a result, Messrs. Bogatin and McKee are able to control the Company, elect all of the Company's directors and generally direct the affairs of the Company. Accordingly, it is likely that investors in this offering will have little, or no, effective voice in the direction of the Company's operations. Additionally, pursuant to the Shareholders and Registration Rights Agreement, dated May 15, 1993, as amended (the "Shareholders Agreement"), between the Company and Messrs. Bogatin and McKee, each of Messrs. Bogatin and McKee has agreed to vote for the other to serve as a member of the Board of Directors, and, as members of the Board, each has agreed to vote for the election of the other as an officer of the Company.

     DEPENDENCE ON KEY PERSONNEL. The success of the Company will be largely dependent on the continued personal efforts of Mr. McKee, as well as on those of other key personnel. Any incapacity or inability of Mr. McKee or certain other key employees to perform their services could have a material adverse effect on the Company's business and prospects. Moreover, other than "key-man" life insurance on the life of Mr. McKee in the amount of $3,000,000 and an employment agreement with Mr. McKee which expires in March 1999, the Company does not generally intend to obtain key-man life insurance on the lives of, or generally enter into employment agreements with, any of its officers or employees. The success of the Company will also be dependent upon its ability to hire and retain additional qualified management, marketing, technical, financial and other personnel. There can be no assurance that the Company will be able to hire or retain such necessary personnel, as and when needed, and any inability to do so could have a material adverse effect on the Company.

     POSSIBLE VOLATILITY OF STOCK PRICE. The trading price of the Common Stock has been highly volatile and has been subject to dramatic fluctuations since its initial listing on NASDAQ in connection with the April 1994 IPO, and may continue to be highly volatile following the consummation of this offering. Factors such as the Company's financial results, introduction of new products by the Company or its competitors and various industry factors generally may have a significant impact on the market price of the Company's securities. Additionally, in recent years, the stock market itself has experienced a high level of price and volume volatility and, accordingly, the market prices for many companies, particularly small capitalization companies, the common stock of which trades in the over-the-counter market, have experienced wide price fluctuations not necessarily related to the operating performance of such companies.

     NO DIVIDENDS. To date, the Company has not paid any cash dividends on its Common Stock and does not expect to declare or pay any cash dividends in the foreseeable future.

     SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS. Upon the consummation of this offering, the Company will have 14,463,911 shares of Common Stock outstanding, of which, 5,404,587 shares, will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"). The remaining 9,059,324 shares are unregistered and deemed to be "restricted securities" (as that term is defined under Rule 144 promulgated under the Securities Act), and, as such, may in the future only be sold pursuant to a registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144 under the Securities Act or pursuant to another exemption under the Securities Act. Of the 9,059,324 restricted shares, an aggregate of 8,419,005 shares are already eligible for sale under Rule 144, subject to certain volume limitations prescribed by such rule, and an aggregate of 7,674,752 shares are the subject of piggyback registration rights granted to Messrs. Bogatin and McKee and Donald J. Gogel, another director of the Company. In addition, in the event that all of the 340,000 shares of Common Stock being offered for sale on behalf of Whale and certain of Whale's current and former employees and equity holders pursuant to this Prospectus are not sold, such shares will continue to be subject to certain demand and/or piggyback registration rights. Moreover, none of the Company's officers, directors, or other stockholders are contractually restricted from selling or otherwise disposing of any of their shares of Common Stock. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or even the availability of such shares for sale will have on the market prices prevailing from time to time. Nonetheless, even the possibility that substantial additional amounts of Common Stock may be sold in the public market in the future may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

     POSSIBLE DELISTING OF SECURITIES FROM NASDAQ; RISKS RELATING TO LOW-PRICED STOCKS. The Company's Common Stock is currently listed on NASDAQ. In order to continue to be listed on NASDAQ, however, the Company must continue to maintain at least (i) $2,000,000 in total assets, (ii) a public float with a $200,000 market value, and (iii) $1,000,000 in total capital and surplus. In addition, continued inclusion requires two market-makers and a minimum bid price of $1.00 per share; provided, however, that if the Company falls below such minimum bid price, it will remain eligible for continued inclusion in NASDAQ if the market value of the public float is at least $1,000,000 and the Company has $2,000,000 in capital and surplus. The failure to meet these maintenance criteria in the future may result in the delisting of the Common Stock from NASDAQ, and trading, if any, in the Common Stock would thereafter be conducted in the non-NASDAQ over-the-counter market. As a result of such delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock.

     In addition, if the Common Stock was to become delisted from trading on NASDAQ and the trading price of the Common Stock was to fall below $5.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, and non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure statement explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market liquidity of the Common Stock and the ability of purchasers in this offering to sell the Common Stock in the secondary market.

     Due to continued operating losses, the Company had less than $2,000,000 in total assets and less than $1,000,000 in total capital and surplus as of March 31, 1995. In order to maintain the eligibility of the Company's Common Stock for listing on NASDAQ, Messrs. Bogatin and McKee contributed an aggregate of $1,000,000 in cash to the Company in June 1995 in exchange for certain shares of Common Stock. In March 1996, the Company again had less than $2,000,000 in total assets and, in order to maintain the eligibility of the Company's Common Stock for listing on NASDAQ, Messrs. Bogatin and McKee loaned an aggregate of $285,000 to the Company on March 30, 1996. Although the Company is currently well above the minimum NASDAQ maintenance requirements, there can be no assurance that, if the Company were once again to fail to meet NASDAQ's maintenance requirements, any person, including any of the Company's executive officers, would contribute cash to the Company in order to prevent the delisting of the Company Stock from NASDAQ.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Common Stock offered by the Selling Stockholders hereunder. However, the shares to be sold by the Selling Stockholders will be purchased by the Selling Stockholders upon exercise of (i) the Warrants at an exercise price of $3.25 per share with respect to 260,000 shares, or an aggregate amount of $845,000, (ii) the Warrants at an exercise price of $24.00 per share with respect to 80,000 shares, or an aggregate amount of $1,920,000, and (iii) the exercise of the Options at an exercise price of $2.50 per share, or an aggregate amount of $656,250. All such proceeds will be added to the Company's working capital at the time the Warrants and/or Options are exercised.

                 SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

     All shares of Common Stock offered hereby are owned by the Selling Stockholders, who will purchase such shares upon exercise of (i) the Warrants to acquire an aggregate of 340,000 shares of Common Stock, and (ii) the Options to acquire an aggregate of 262,500 shares of Common Stock.

     The Warrants were sold to Whale and its designees by the Company at a purchase price of $0.001 per share (i) in April 1994 in connection with Whale's acting as the underwriter of the Company's initial public offering; and (ii) in June 1996 in connection with Whale's acting as the underwriter of the Company's secondary public offering of Common Stock. The Warrants for 260,000 shares of Common Stock that were sold in connection with the Company's initial public offering of Common Stock in April 1994 may be exercised, in whole or in part, by Whale and its designees immediately and at any time until April 7, 1999. The Warrants for 80,000 shares of Common Stock that were sold in connection with the Company's secondary public offering of Common Stock in June 1996 are exercisable by Whale and its designees at any time and from time to time, in whole or in part, during the four year period commencing on June 12, 1997.

     The Options were granted to Acadia effective in March 1995 in connection with conversion of a loan from Acadia to the Company into equity in the Company. The Options may be exercised by Acadia at any time and from time to time, in whole or in part (provided that a partial exercise may not be less than 50,000 shares), until March 31, 2002.

                               Shares Owned Prior    Shares Owned   Percent of
Selling Stockholder               to Offering       After Offering    Class
-------------------            ------------------   --------------  ----------
Whale Securities Co., L.P./1/       162,602                --

William G. Walters/2/               127,434              2,000           *

Elliot J. Smith                      35,642                --

Estate of Howard Harlow/3/           13,190                --


Nicholas Anari                        1,406                 --

Cynthia Buckwalter                      592                 200          *
James D. Whitten                      1,334                 --

Acadia International Limited        495,834             233,334         1.6%

-----------------------------------

*    Less than 1%

/1/ Represents shares of Common Stock issuable upon the exercise of Warrants held in the name of Whale for the account of certain equity owners and former equity owners of Whale. Does not include an indeterminate number of shares of Common Stock held in Whale's trading account.

/2/  Includes 2,000 shares of Common Stock held by Mr. Walters' spouse.

/3/ Does not include 2,000 shares of Common Stock held by the widow of Mr. Harlow, 1,000 shares of Common Stock held by her IRA or 1,000 shares of Common Stock held by the daughter of Mr. Harlow.

     The Selling Stockholders may sell all or a portion of the shares of Common Stock offered hereby from time to time in brokerage transactions in the over-the-counter market or otherwise at prices and terms prevailing at the times of such sales or at negotiated prices. The Shares may be sold by one or more of the following methods, without limitation: (i) a block trade in which a broker or dealer will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer pursuant to this Prospectus; (iii) ordinary brokerage transactions and transactions in which the broker solicits purchases; and (iv) face-to-face transactions between sellers and purchasers without a broker/dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders (including Whale) may arrange for other brokers or dealers to participate. The Selling Stockholders may also make private sales directly or through brokers. The Selling Stockholders may individually pay customary brokerage commissions and expenses. In connection with any sales, the Selling Stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act, in which event commissions received by such brokers may be deemed underwriting commissions under such Act. From time to time, one or more of the Selling Stockholders may pledge, hypothecate or grant a security interest in some or all of the Shares owned by them, and the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of a default, be deemed to be Selling Stockholders for purposes hereof.

     Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the shares of Common Stock of the Company offered by this Prospectus may not simultaneously engage in market making activities with respect to the shares of Common Stock of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will need to comply with applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of Common Stock by the Selling Stockholders.

                                 LEGAL MATTERS

     The legality of the Common Stock offered hereby will be passed upon for the Company by Henry, Meier, Jones & Johnson, L.L.P., Dallas, Texas.

                                    EXPERTS

     The financial statements of the Company as of December 31, 1996 and 1995 and for each of the years in the three year period ended December 31, 1996, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                          FORWARD-LOOKING INFORMATION

     This Prospectus (including the documents, incorporated herein by reference) contains certain forward-looking statements and information relating to the Company that are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. When used in the Prospectus, words such as "anticipate," "believe", "estimate", "expect", "intend" and similar expressions, as they relate to the Company or the Company's management, identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, relating to the operations and results of operations of the Company, competition from other foodservice companies, shifts in customer demand, economic cycles, availability of financing, as well as the other factors described in this Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein as anticipated, believed, estimated, expected or intended.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities maintained by the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, Suite 1300, New York,

New York 10048. Copies of such materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and that is located at http://www./sec.gov. Documents filed by the Company also can be inspected at the offices of the NASDAQ National Market, Report Section, 1735 K Street, N.W., Washington, D.C. 20006, on which exchange the Common Stock is listed.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the registration of the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto filed by the Company, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus or in any document incorporated by reference as to the contents of any contract or other documents referred to herein or therein are not necessarily complete and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement or such other documents, which may be obtained form the Commission as indicated above upon payment of the fees prescribed by the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and exhibits thereto may be inspected without charge at the offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference into this Prospectus (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; and (ii) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (Registration No. 0-23478), filed on February 25, 1994.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering made hereby, shall be deemed incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of the filing of such reports.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Any person receiving a copy of this Prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (other than the exhibits expressly incorporated in such documents by reference). Requests should be directed to TurboChef, Inc., 10500 Metric Drive, Suite 128, Dallas, Texas 75243, Attention: Dennis J. Jameson, Executive Vice President-Chief Financial Officer (Telephone: (214) 341-9471 and facsimile (214) 340-8477).

================================================================================
No dealer, salesperson or any other person has been authorized to give information or make any representation in connection with this offering other than as contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Selling Stockholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any security other than the securities offered by this Prospectus, or an offer to sell, or a solicitation of an offer to buy, any securities by any person in any jurisdiction in which such offer or solicitation is not authorized or would be unlawful. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date of this Prospectus.


                      TABLE OF CONTENTS
                                                              Page
                                                              ----

The Company.............................................        1
Recent Developments.....................................        3
Risk Factors............................................        4
Use of Proceeds.........................................       15
Selling Stockholders and Plan
  of Distribution........................................      15
Legal Matters...........................................       17
Experts.................................................       17
Forward Looking Information.............................       17
Available Information...................................       17
Incorporation of Certain
  Documents by Reference................................       18

================================================================================

                                602,500 SHARES


                               TURBOCHEF, INC.


                                 Common Stock


                                 ------------

                                  PROSPECTUS

                                 ------------



                                _________, 1997

===============================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The estimated expenses to be incurred in connection with the offering and sale of the Common Stock covered by this Registration Statement, all of which have been or will be paid by the Company, are as follows:

SEC registration fee.....................................   $   3,090

Printing and engraving expenses..........................         *

Legal fees and expenses..................................         *

Accounting fees and expenses.............................         *

Miscellaneous............................................         *
                                                            -----------

      TOTAL                                                 $     *
                                                            ===========

------------------

*    To be filed by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a provision in the certificate of incorporation of each corporation organized thereunder eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for certain breaches of fiduciary duty as a director. The Restated Certificate of Incorporation of the Registrant eliminates the personal liability of directors to the fullest extent permitted by the DGCL.

          Section 145 of the DGCL ("Section 145"), in summary, empowers a Delaware corporation, within certain limitations, to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by them in connection with any nonderivative suit or proceeding, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

          With respect to derivative actions, Section 145 permits a corporation to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, provided such person meets the standard of conduct described in the preceding paragraph, except that no indemnification is permitted in respect of any claim where such person has been found liable to the corporation, unless the Court of Chancery or the court in which such action or suit was brought approves such indemnification and determines that such person is fairly and reasonably entitled to be indemnified.


          Reference is made to Article Tenth of the Restated Certificate of Incorporation, and Article IX of the Restated By-Laws, of the Registrant for the provisions which the Registrant has adopted relating to indemnification of officers, directors, employees and agents.

          That certain Stock Purchase Agreement dated April 17, 1993 as amended as of December 31, 1993 by and between the Registrant and Mr. Donald J. Gogel, a director of the Registrant, contains certain provisions entitling Mr. Gogel to indemnification for losses incurred under certain circumstances.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

          In addition, the Registrant has obtained a policy of liability insurance to insure its officers and directors against losses resulting from wrongful acts committed by them in their capacities as officers and directors of the Registrant, including liabilities arising under applicable securities laws.

ITEM 16.  EXHIBITS

Exhibit
Number        Description
------        -----------

4.1 Restated Certificate of Incorporation of Registrant (previously filed with Registrant's Registration Statement on Form SB-2 (Registration No. 33-75008) and incorporated herein by reference).

4.2 Restated Bylaws of Registrant (previously filed with Registrant's Registration Statement on Form SB-2 (Registration No. 33-75008) and incorporated herein by reference).

5.1           Opinion of Henry, Meier, Jones & Johnson, L.L.P.

23.1          Consent of KPMG Peat Marwick LLP.

23.2          Consent of Henry, Meier, Jones & Johnson, L.L.P.
              (included in Exhibit 5.1).

24.1 Power of attorney (included on signature page of this Registration Statement on Form S-3).


-----------------------------

ITEM 17.  UNDERTAKINGS.

          A.  The Registrant hereby undertakes:

          (1) That, for purposes of determining any liability under the Securities Act, each filing of Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (2) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information;

          (3) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

          (4) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering therof.

          B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Dallas, Texas on April 8, 1997.



                                         TURBOCHEF, INC.


                                         By: /s/ Philip R. McKee
                                             ----------------------------------
                                             Philip R. McKee
                                             President, Chief Executive Officer
                                             and Director


                               POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey B. Bogatin and Philip R. McKee, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all said attorneys- in-fact and agents, or any of them, or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated:

       Name                        Title                          Date
       ----                        -----                          ----


/s/ Jeffrey B. Bogatin  Chairman of the Board and           April 8, 1997
----------------------  Director
Jeffrey B. Bogatin


/s/ Philip R. McKee     President, Chief Executive Officer  April 8, 1997
----------------------  and Director (Principal Executive
Philip R. McKee         Officer)

/s/ Dennis J. Jameson   Executive Vice President-Chief      April 8, 1997
----------------------  Financial Officer (Principal
Dennis J. Jameson       Financial Officer)


/s/ Donald J. Gogel     Director                            April 8, 1997
----------------------
Donald J. Gogel


/s/ Joseph F. Fogliano  Director                            April 8, 1997
----------------------
Joseph F. Fogliano